SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: December 18, 2006

AVATECH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland 21117

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (410) 581-8080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Officer. On December 18, 2006, Avatech Solutions, Inc. (the “Company”) issued a press release announcing that its Board of Directors appointed George M. Davis, a current member of the Board of Directors, as the Company’s Executive Vice Chairman and Director of Strategic Initiatives on December 15, 2006.

In connection with the appointment, the Company and Mr. Davis entered into an employment agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The employment agreement calls for (i) an annual salary of $150,000, subject to discretionary annual adjustment, (ii) benefits under the Company’s various employee benefit programs and perquisites offered to its executive officers and employees generally (including medical, vision, prescription drug, dental, disability, employee and group life, accidental death and travel accident, and section 401(k) plans and programs and the Company’s Employee Stock Purchase Plan ), (iii) the grant of option under the Company’s 2002 Stock Option Plan to purchase 100,000 shares of the Company’s common stock, (iii) a grant, on December 1, 2007, of 15,000 shares of restricted stock under the Company’s Restricted Stock Award Plan, and the potential to earn additional restricted shares having a value of up to $50,000 as a bonus, the amount and timing of which are at the sole discretion of the Executive Committee of the Board of Directors. Generally, 25% of the stock option will vest immediately, 25% will vest on December 1, 2007, and the remainder will vest at the rate of 1/36 per month beginning January 1, 2008. The option is, however, subject to the following accelerated vesting schedule (a copy of the schedule is attached as Exhibit A to the employment agreement): options to purchase 37,500 shares (or a pro rata portion thereof) will vest immediately based on the satisfaction of the earnings per share targets for senior executive officers under the Fiscal Year 2007 incentive compensation program discussed below under paragraph (e) of this Item 5.02 and the remaining options will vest immediately at such time as the Company achieves $5,000,000 in additional non-organic revenue growth.

The employment agreement provides that, for a period of six months following the termination of Mr. Davis’ employment, he will not, without prior written consent of the Company, (i) compete with the Company within 50 miles of any location where the Company, its affiliates or subsidiaries, maintains a place of business, (ii) employ or retain any person who was employed or retained by the Company, any successor to the Company’s business, or any of their affiliates or subsidiaries during the period of Mr. Davis’ employment, or (iii) solicit any customers or clients of the Company, its affiliates, or subsidiaries. The employment agreement contains customary confidentiality and other terms and conditions.

The employment agreement has a one-year term and will be automatically renewed for additional one-year terms unless either party gives the other party 30 days’ notice of an intent not to renew the agreement. Either party may terminate the employment agreement at any time for any reason whatsoever, except that the restricted stock grant mentioned above will be forfeited if Mr. Davis voluntarily terminates his employment prior to December 1, 2007.

A copy of the press release relating to the foregoing is furnished herewith as Exhibit 99.1.

(e) Compensatory Plans.

Salary Increases

On September 29, 2006, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved the following salary increases, to be effective as of September 1, 2007: Donald R (“Scotty”) Walsh, $25,000; Scott Harris, $10,000, and Larry Rychlak, $25,000.

Establishment of FY2007 Incentive Compensation Plan Targets

On September 29, 2006, the Compensation Committee established Fiscal Year 2007 incentive compensation targets for Messrs. Walsh, Harris, and Rychlak. The incentive compensation targets contemplate the payment of additional compensation to each of these officers that is a function of the officer’s salary, the Company’s earnings per share, and Company revenue. The specific targets are attached hereto as Exhibit 10.2 and are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

The Company is scheduled to make presentations to an investor conference on December 18, 2006. The presentation slides to be used are attached to this Current Report on Form 8-K as Exhibit 99.2 and are incorporated herein solely for purposes of this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01, including Exhibit 99.2, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 10.1	Employment Agreement between Avatech Solutions, Inc and George Davis effective as of December 1, 2006 (filed herewith)

Exhibit 10.2	FY 2007 Management Incentive Compensation Plan Targets (filed herewith)

Exhibit 99.1	Press release dated December 18, 2006 (furnished herewith)

Exhibit 99.2	Investor presentation slides (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVATECH SOLUTIONS, INC.

Date: December 18, 2006	By:	/s/ Lawrence Rychlak
Lawrence Rychlak Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement between Avatech Solutions, Inc. and George Davis effective as of December 1, 2006 (filed herewith)

10.2	FY 2007 Management Incentive Compensation Plan Targets

99.1	Press release dated December 18, 2006 (furnished herewith)

99.2	Investor presentation slides (furnished herewith)